EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Imation Corp. and its subsidiaries (the "Company") pertaining to the Imation Corp. Stock Option Plan for Employees of Cemax-Icon, Inc., of our report dated February 14, 1997, on our audits of the consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

                                         /s/ Coopers & Lybrand L.L.P.
                                         COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
September 12, 1997